Exhibit 99.1

Neustar Reports Results for Third Quarter 2013

STERLING, VA, October 30, 2013 — Neustar, Inc. (NYSE: NSR), a trusted, neutral provider of real-time information services and analysis, today announced results for the quarter ended September 30, 2013, and in a separate release stated that it has acquired Aggregate Knowledge, Inc., a leading campaign and predictive analytics platform, for approximately $119 million in cash consideration.
Results for Third Quarter 2013 Compared to Third Quarter 2012

•	Revenue increased 8% to $227.6 million

•	Non-NPAC revenue increased 9% to $118.3 million

•	Net income increased 4% to $47.5 million. Net income for the third quarter of 2012 included $5.2 million of discrete income tax benefits

•	Net income per share increased 7% to $0.73
Non-GAAP Results for Third Quarter 2013 Compared to Third Quarter 2012

•	Adjusted net income increased 3% to $62.3 million, representing a 27% margin. Adjusted net income for the third quarter of 2012 included $5.2 million of discrete income tax benefits

•	Adjusted net income per share increased 6% to $0.95
“We continue to execute on our strategic plan and deliver on our 2013 priorities,” said Lisa Hook, Neustar's President and Chief Executive Officer. “We have continued to position ourselves for a successful NPAC renewal while broadening our information and analytics capabilities with the addition of the Aggregate Knowledge platform.”
Paul Lalljie, Neustar’s Chief Financial Officer, added, “During the third quarter, we continued to drive shareholder value through our disciplined expense management and commitment to return cash to shareholders. We continued to experience increased demand for our services but sales cycles have been longer than anticipated, mainly for certain of our information services.”

Discussion of Third Quarter Results
Consolidated revenue totaled $227.6 million, an 8% increase from $211.2 million in the third quarter of 2012. In particular:

•
Carrier Services revenue totaled $139.5 million, an 11% increase from $125.2 million in 2012. This increase was primarily due to a $6.7 million increase in NPAC Services revenue and a $6.2 million increase in Order Management Services revenue;

•
Enterprise Services revenue totaled $44.9 million, a 3% increase from $43.6 million in 2012. This increase was due to a 9% increase in Internet Infrastructure Services revenue, partially offset by a decrease in Registry Services revenue driven by one-time project-related revenue in 2012; and

•	Information Services revenue totaled $43.3 million, a 2% increase from $42.3 million in 2012.
Operating expense totaled $147.2 million, an 8% increase from $136.5 million in the third quarter of 2012. This increase was driven by investments to support business growth, in particular, professional fees increased to pursue new business opportunities and to support the company’s long-term sales strategy. In addition, advertising and marketing costs increased to promote awareness of the company’s services and solutions. Cash, cash equivalents and investments totaled $352.7 million as of September 30, 2013, compared to $381.6 million as of June 30, 2013 and to $343.9 million as of December 31, 2012. During the third quarter, the company purchased approximately 1.8 million shares at an average price of $52.06 per share, for approximately $96.1 million.
Business Outlook for 2013
The company updated its revenue guidance, which was provided on February 5, 2013 and affirmed in the previous two earnings releases. In addition, the company updated its profitability guidance previously provided on July 30, 2013.

•	Revenue to range from $895 million to $905 million, representing growth of 8% to 9%

•	Adjusted net income to range from $225 million to $231 million, representing growth of 9% to 12%

•	Adjusted earnings per share to range from $3.39 to $3.48, representing growth of 12% to 14%
Conference Call
As announced on October 17, 2013, Neustar will conduct an investor conference call to discuss the company's results and acquisition today at 4:30 p.m. (Eastern Time). Prior to the call, investors may access the conference call over the Internet via the Investor Relations tab of the company's website (www.neustar.biz). Those listening via the Internet should go to the website 15 minutes early to register, download and install any necessary audio software.
The conference call is also accessible via telephone by dialing 888-811-5445 (international callers dial 913-312-0687) and entering PIN 9591303.  For those who cannot listen to the live broadcast, a replay will be available through 11:59 p.m. (Eastern Time) Wednesday, November 6, 2013 by dialing 877-870-5176 (international callers dial 858-384-5517) and entering replay PIN 9591303, or by going to the Investor Relations tab of the company's website (www.neustar.biz).
Neustar will take questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.

This press release, the financial tables and other supplemental information are available on the company's website under the Investor Relations tab. This includes reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures that may be used periodically by management when discussing the company's financial results with investors and analysts.
About Neustar, Inc.
Neustar, Inc. (NYSE: NSR) is a trusted, neutral provider of real-time information and analysis to the communications services, financial services, retail, and media and advertising sectors. Neustar applies its advanced, secure technologies to help its clients promote and protect their businesses. More information is available at www.neustar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company's expectations, beliefs and business results in the future, such as its guidance regarding future results of operations .  The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions.  Similarly, statements herein that describe the company's business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements.  The company cannot assure you that its expectations will be achieved or that any deviations will not be material.  Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated.  These potential risks and uncertainties include, among others, general economic conditions in the regions and industries in which the company operates; the uncertainty of future revenue, expenses and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to the company's operations, modifications to or terminations of its material contracts, the financial covenants in the company's secured credit facility and their impact on the company's financial and business operations; the company's indebtedness and the impact that it may have on the company's financial and operating activities and the company's ability to incur additional debt; the variable interest rates borne by the company's indebtedness and the effects of changes in those rates; the realization of the benefits of the acquisition of Aggregate Knowledge; the reaction of the users of the acquired business; the company's ability to successfully identify and complete acquisitions and integrate and support the operations of businesses the company acquires; increasing competition; market acceptance of its existing services; the company's ability to successfully develop and market new services and the uncertainty of whether new services will achieve market acceptance or result in any revenue; and business, regulatory and statutory changes in the communications industry.  More information about risk factors, uncertainties and other potential factors that could affect the company's business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, the company's most recent Annual Report on Form 10-K and subsequent periodic and current reports.  All forward-looking statements are based on information available to the company on the date of this press release, and the company undertakes no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013
	(unaudited)
Revenue:
Carrier Services	$125,202	$139,477	$375,922	$406,381
Enterprise Services	43,630	44,896	125,204	133,466
Information Services	42,340	43,260	116,090	124,552
Total revenue	211,172	227,633	617,216	664,399
Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	46,339	51,434	137,364	150,950
Sales and marketing	38,040	40,253	117,466	124,468
Research and development	7,663	7,196	23,483	22,296
General and administrative	20,915	23,751	61,999	66,757
Depreciation and amortization	23,622	24,586	69,041	73,941
Restructuring (recoveries) charges	(32)	—	492	2
	136,547	147,220	409,845	438,414
Income from operations	74,625	80,413	207,371	225,985
Other (expense) income:
Interest and other expense	(8,517)	(5,496)	(25,114)	(28,851)
Interest and other income	140	64	479	292
Income before income taxes	66,248	74,981	182,736	197,426
Provision for income taxes	20,495	27,442	64,429	72,725
Net income	$45,753	$47,539	$118,307	$124,701
Net income per share:
Basic	$0.69	$0.74	$1.77	$1.91
Diluted	$0.68	$0.73	$1.74	$1.87
Weighted average common shares outstanding:
Basic	66,523	63,978	66,880	65,223
Diluted	67,623	65,510	67,961	66,713

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2012	September 30, 2013
	(audited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$340,255	$352,714
Restricted cash	2,543	1,858
Short-term investments	3,666	—
Accounts receivable, net	131,805	142,130
Unbilled receivables	6,372	12,927
Notes receivable	2,740	1,601
Prepaid expenses and other current assets	17,707	20,335
Deferred costs	7,379	6,873
Income taxes receivable	6,596	4,324
Deferred tax assets	6,693	5,285
Total current assets	525,756	548,047
Property and equipment, net	118,513	111,541
Goodwill	572,178	576,038
Intangible assets, net	288,487	257,492
Notes receivable, long-term	1,008	—
Other assets, long-term	20,782	25,585
Total assets	$1,526,724	$1,518,703

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,269	$5,730
Accrued expenses	85,424	79,187
Deferred revenue	49,070	49,343
Notes payable	8,125	7,972
Capital lease obligations	1,686	572
Other liabilities	3,856	2,826
Total current liabilities	157,430	145,630
Deferred revenue, long-term	9,922	10,020
Notes payable, long-term	576,688	610,285
Capital lease obligations, long-term	817	245
Deferred tax liabilities, long-term	114,130	103,545
Other liabilities, long-term	21,129	22,264
Total liabilities	880,116	891,989
Stockholders’ equity:
Common stock	86	87
Additional paid-in capital	532,743	585,282
Treasury stock	(604,042)	(800,737)
Accumulated other comprehensive loss	(767)	(1,207)
Retained earnings	718,588	843,289
Total stockholders’ equity	646,608	626,714
Total liabilities and stockholders’ equity	$1,526,724	$1,518,703

Reconciliation of Non-GAAP Financial Measures
In this press release and in other public statements, Neustar presents certain non-GAAP financial measures. These non-GAAP financial measures have limitations and may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Set forth below is the reconciliation of the non-GAAP financial measure to its most directly comparable GAAP financial measure. This reconciliation should be carefully evaluated. Prior disclosures of non-GAAP figures may not exclude the same items and as such should not be used for comparison purposes.

Reconciliation of Net Income to Adjusted Net Income
The following is a reconciliation of net income to adjusted net income for the three and nine months ended September 30, 2012 and 2013 and the year ending December 31, 2013. Management believes that this measure enhances investors' understanding of the company's financial performance and the comparability of the company's operating results to prior periods, as well as against the performance of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ending December 31,
	2012	2013	2012	2013	2013 (1)
	(in thousands, except per share data) (unaudited)
Revenue	$211,172	$227,633	$617,216	$664,399	$900,000

Net income	$45,753	$47,539	$118,307	$124,701	$159,000
Add: Stock-based compensation	9,037	9,663	19,987	27,675	43,000
Add: Amortization of acquired intangible assets	12,569	12,385	37,712	37,134	51,000
Add: Loss on debt modification and extinguishment (2)	—	—	—	10,886	10,886
Add: Aggregate Knowledge acquisition-related costs (3)	—	924	—	924	1,700
Less: Adjustment for provision for income taxes (4)	(6,684)	(8,168)	(20,344)	(27,983)	(37,586)
Adjusted net income	$60,675	$62,343	$155,662	$173,337	$228,000
Adjusted net income margin (5)	29%	27%	25%	26%	25%
Adjusted net income per diluted share	$0.90	$0.95	$2.29	$2.60	$3.44
Weighted average shares outstanding - diluted	67,623	65,510	67,961	66,713	66,300

(1)	The amounts expressed in this column are current estimates of the results for the full year as of the date of this press release. This reconciliation is based on the midpoint of the revenue guidance.

(2)	Amount represents loss on debt modification and extinguishment related to the refinancing of the company’s 2011 credit facility in the first quarter of 2013.

(3)	Amounts represent costs incurred by the company in connection with its acquisition of Aggregate Knowledge.

(4)
Adjustment reflects the estimated tax effect of tax-deductible adjustments for stock-based compensation expense, amortization of acquired intangible assets, loss on debt modification and extinguishment and Aggregate Knowledge acquisition-related costs of $0.3 million, based on the effective tax rate for the applicable period. For the year ending December 31, 2013, the company estimates that $39.0 million of stock-based compensation expense will be deductible for income tax purposes.

(5)	Adjusted net income margin is a measure of adjusted net income as a percentage of revenue.

Contact Info:

Investor Relations Contact Dave Angelicchio (571) 434-3443 InvestorRelations@neustar.biz	Media Contact Kim Hart (202) 533-2934 Kim.Hart@neustar.biz